UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 5, 2011

The Walt Disney Company

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11605	95-4545390
(Commission File Number)	(IRS Employer Identification No.)

500 South Buena Vista Street Burbank, California	91521
(Address of principal executive offices)	(Zip Code)

(818) 560-1000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) John E. Pepper, Jr., Chairman of the Board of Directors of the Company, advised the Board on October 5, 2011 that he does not intend to run for re-election as a member of the Board of Directors at the 2012 Annual Meeting of the Company, and will retire as a Chairman of the Board and a Director effective upon conclusion of the 2012 Annual Meeting.

(e) On October 6, 2011, the Company entered into a new employment agreement with Mr. Robert A. Iger pursuant to which he has agreed to extend the term of his employment with the Company.

Mr. Iger is currently employed as President and Chief Executive Officer of the Company, with the terms and conditions of his employment set forth in an agreement effective as of January 31, 2008 (the “2008 Agreement”). The 2008 Agreement would have expired January 31, 2013. The new agreement (the “2011 Agreement”), which is effective as of October 1, 2011 and supersedes the 2008 Agreement, provides for Mr. Iger to continue in the Company’s employ until June 30, 2016.

The Company’s principal objectives in entering into the 2011 Agreement are to secure access to Mr. Iger’s leadership and experience for an extended period and to provide for a smooth transition of his duties and responsibilities as CEO toward the end of that period. Accordingly, the 2011 Agreement provides that Mr. Iger will continue to serve as the Company’s CEO through March 31, 2015, and will become Chairman of the Board upon Mr. Pepper’s retirement at the 2012 Annual Meeting. During the period from April 1, 2015 to June 30, 2016, Mr. Iger will continue to serve as Chairman as an employee of the Company.

The 2011 Agreement provides that Mr. Iger will be paid a base salary at an annual rate of no less than $2.5 million, which is an increase of $500,000 per year from the 2008 Agreement. Both the 2008 Agreement and the 2011 Agreement provide that Mr. Iger is eligible to receive an annual, performance-based bonus under the Company’s applicable annual incentive plan and to receive equity-based long-term incentive awards under the Company’s applicable plans and programs. The 2008 Agreement provided for the Compensation Committee of the Board of Directors to set an annual incentive bonus target of not less than $10 million for each year of its term. Under the 2011 Agreement, this annual incentive bonus target is increased to $12 million for each of fiscal years 2012 through 2015, and set at $6 million for fiscal year 2016 (when Mr. Iger would be expected to be serving solely as the executive Chairman). If Mr. Iger remains employed through June 30, 2016, the annual incentive award in respect of fiscal year 2016 will be payable to him without proration, based on the achievement of the applicable performance objectives. In each fiscal year during the term of the 2008 Agreement, Mr. Iger was to be granted an equity-based long-term incentive award having a target value of not less than $9 million. The 2011 Agreement fixes this annual equity-based long-term incentive award target value at $15.5 million for each of fiscal years 2012 through 2015, and at $6 million for fiscal year 2016.

Under the 2011 Agreement, one half of the target value of the long-term incentive awards are to be provided in the form of time vesting, ten-year term stock options. The other half is to be in the form of performance-based restricted stock units applying the same performance criteria as are applicable to the performance-based restricted stock unit awards made to the Company’s executive officers in respect of fiscal year 2011, which included total shareholder return and earnings per share relative to the performance of the companies in the S&P 500 on these measures as the performance objectives. These performance-based restricted stock unit awards will provide for a maximum payout of 150% of the number of units awarded, upon achievement of superior performance. This allocation differs from that applicable to awards that have been granted pursuant to the 2008 Agreement in that one-third of those awards had been time-vesting stock options, one-third had been performance-based restricted stock having relative total shareholder return and earnings per share as the primary performance objectives and one-third had been performance-based restricted stock units that were subject solely to earnings-based performance criteria designed to qualify such awards as performance-based compensation exempt from the deduction limit under Section 162(m) of the Internal Revenue Code. Each long-term incentive award under the 2011 Agreement will be granted pursuant to the Company’s current policy, applicable to grants to all employees who, on the date of their termination of employment and with respect to awards granted more than one year prior to that date have completed 10 years of service with the Company and its affiliates and achieved age 60 (as is the case with Mr. Iger). Under that policy, all equity awards continue to vest in accordance with their terms following the termination date, with stock option awards remaining exercisable for five years following retirement (but not beyond their stated terms) and performance- based restricted stock unit awards remaining subject to achievement of any applicable performance objectives. As under the 2008 Agreement, the target annual bonus and equity-based long-term incentive award opportunities to be made available under the 2011 Agreement do not guarantee Mr. Iger any minimum amount of compensation. The actual amounts payable to Mr. Iger in respect of such opportunities will be determined based on the extent to which any performance and service conditions applicable to such awards are satisfied and, in the case of options, on the value of the Company’s stock. Accordingly, Mr. Iger may receive compensation in respect of each of the above described incentive opportunities that is greater or less than the stated target value (and which could be zero), depending on whether, and to what extent, the applicable performance and other conditions are satisfied.

The benefits payable to Mr. Iger under the 2011 Agreement upon the termination of his employment are essentially the same as those set forth in the 2008 Agreement, except for the modifications specifically identified below. Under each agreement, following a Termination without Cause by the Company or a Termination for Good Reason by Mr. Iger, he would receive a lump sum cash payment equal to the base salary that would have been payable had he remained employed through the end of the agreement’s term, and a pro-rated annual incentive payment for the services he rendered through the date of his termination. Because the 2011 Agreement is expected to transition Mr. Iger to his retirement from the Company, the 2011 Agreement deletes the provision included in the 2008 Agreement that would have provided him with a termination payment were that agreement not renewed or replaced at the expiration of its term. As an inducement for Mr. Iger to enter into the 2011 Agreement, if Mr. Iger remains employed through the end of the term of the 2011 Agreement (or if his employment is terminated by the Company without Cause or by him for Good Reason after March 31, 2015, when he is expected to have relinquished the position of Chief Executive Officer), then (1) any stock options outstanding at such time shall become exercisable in accordance with their terms and remain exercisable for the remainder of their stated terms and (2) any performance-based restricted stock units outstanding at such time may become vested in accordance with their terms, subject to the satisfaction of the otherwise applicable performance criteria, but in each case waiving any continuing service requirement.

Consistent with the terms of the 2008 Agreement, if Mr. Iger’s employment is terminated by the Company without Cause or by Mr. Iger for Good Reason prior to March 31, 2015, the 2011 Agreement provides that he will become vested in any outstanding unvested stock options or restricted stock units that would have become vested (subject to the satisfaction of any applicable performance criteria) had he continued in employment through the end of the agreement’s term (which has been extended to June 30, 2016 under the 2011 Agreement). The defined terms “Termination for Cause” and “Termination for Good Reason” have been modified from the 2008 Agreement solely to reflect the anticipated changes in Mr. Iger’s positions during the term of the 2011 Agreement. Because Mr. Iger is retirement eligible, any stock options outstanding at his termination would be permitted to be exercised (once they have become exercisable) on the same basis as though he had actually retired on June 30, 2016.

As under the 2008 Agreement, to qualify for the termination benefits available under the 2011 Agreement following an involuntary termination by the Company without Cause, or a termination by Mr. Iger for Good Reason, Mr. Iger must execute a release in favor of the Company. However, the requirement contained in the 2008 Agreement that Mr. Iger be available to provide certain consulting services for a period of six months after his termination following his termination has been eliminated.

The benefits payable under the 2011 Agreement in the event that Mr. Iger’s employment terminates due to his death or disability are the same as were provided under the 2008 Agreement (except that he will cease to participate in the Family Income Assistance Plan, the benefits of which are being phased out); however, the term of the 2011 Agreement is scheduled to end June 30, 2016, which may have the effect of affording Mr. Iger more benefits, depending on whether and when such an event occurs.

Item 8.01 Other Events

In connection with the announcement of the expected retirement of Mr. Pepper and the new employment agreement with Mr. Iger, pursuant to which Mr. Iger will become executive Chairman of the Company upon Mr. Pepper’s retirement, the Board of Directors of the Company amended the Company’s Corporate Governance Guidelines to:

•

Specify that an Independent Lead Director will be elected annually by independent members of the Board after consulting with all members of the Board, subject to a limit of five years unless extended by the Board; and

•

Add to the duties and responsibilities of the Independent Lead Director the responsibility to organize and lead the Board’s evaluation of the Chief Executive Officer and to lead the Board’s annual self-assessment.

The provision of the Company’s Corporate Governance Guidelines relating to the selection and duties and responsibilities of an Independent Lead Director, as amended, is attached as Exhibit 99 to this Report and is incorporated herein by reference. The complete text of the Company’s Corporate Governance Guidelines is set forth on the Company’s investor relations web site.

The Board of Directors also approved the following statement setting forth the rationale for electing Mr. Iger executive Chairman:

In weighing how to structure the Chairman’s role, the Board took into account two related developments: the decision by Mr. Pepper to step down from the Board at the next annual shareholder meeting, and the fact that Mr. Iger would be nearing the end of his existing employment agreement at that time. The confluence of these two events led the Board to conclude that extending Mr. Iger’s employment contract now and naming him as Chairman of the Board upon Mr. Pepper’s retirement would put in place an effective plan for the future transition of leadership that would best serve the interest of the Company and its shareholders.

To begin with, the Board concluded that securing Mr. Iger’s leadership and skills for a period of almost five years, through mid-2016, was of critical importance and value to the Company. The Board also believed that there was tremendous value in planning for the appointment of a new CEO towards the latter part of that period while continuing to get the benefit of Mr. Iger’s skill and experience as an executive of the Company to aid in the transition for the duration of his contract.

Recognizing Mr. Pepper’s retirement as Chairman, the Board further concluded that naming Mr. Iger as his successor as an executive Chair through the expiration of Mr. Iger’s contract would serve a number of important objectives: it would add a substantial strategic perspective to the Chair position, provide important continuity to Board leadership and best position Mr. Iger to accomplish the transition with the new CEO as outlined above. In making this judgment, the Board took into account its evaluation of Mr. Iger’s performance as Chief Executive Officer and President, his very positive relationships with the other members of the Board of Directors and the strategic vision and perspective he would bring to the Chair position. The Board was uniformly of the view that Mr. Iger would provide excellent leadership of the Board in the performance of its duties. At the same time, through the appointment of an independent Lead Director, the appropriate independent exercise of judgment by the Board would be assured.

In total, the Board believes this plan will enable a highly effective transition of leadership for both the Board and the management of the Company and would therefore be in the best interest of shareholders.

Item 9.01 Exhibits

Exhibit 99	Provision of the Corporate Governance Guidelines of the Company relating to selection and duties and responsibilities of an Independent lead Director

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Walt Disney Company

By:	/s/ Roger J. Patterson
Roger J. Patterson
Managing Vice President, Counsel
Registered In-House Counsel

Dated: October 7, 2011